EXHIBIT 99

FOR IMMEDIATE RELEASE

July 26, 2006

                       THE EASTERN COMPANY REPORTS RESULTS
                  FOR THE SECOND QUARTER AND SIX MONTHS OF 2006

Naugatuck, CT-The Eastern Company (AMEX-EML) today announced the results of its operations for the second quarter and six months of 2006. Sales for the quarter were $29.7 million, compared to $27.4 million for the same period in 2005, an 8% increase, while net income was $1.2 million, or $0.31 per diluted share, compared to the $1.1 million, or $0.28 per diluted share, reported in the second quarter of 2005, a 12% increase.

Net sales for the six months were $57.5 million compared to $53.7 million for the first six months of the previous year, a 7% increase. Year to date earnings for the six month period ended July 1, 2006 were $2.4 million or $0.61 per diluted share, compared to $1.8 million or $0.47 per diluted share for the same period in 2005, a 30% increase.

Leonard F. Leganza, President and CEO stated, "The sales increase in the second quarter was the fifteenth consecutive quarter of improved year-to-year sales and we continue to anticipate further increases in sales as the year progresses. It was particularly encouraging that sales at our Metal Products segment continued to improve. During the second quarter sales increased by 38% over the prior year period and included improvement in the sales of our proprietary mine roof products. We have taken some very important steps in the Metal Product segment, including the installation of new metal pouring systems which will improve the efficiency and productivity in manufacturing ductile iron castings. We have also continued our efforts toward marketing and selling our products to the Chinese mining industry."

Mr. Leganza continued, "One of the strategic objectives of our Canadian Commercial Vehicle Corporation includes the development and marketing of products utilizing "light weight" honeycomb composite material. This material had been developed for the manufacture of sleeper cabs for Class 8 trailer trucks. During the second quarter shipments of products using that material were made for use in recreational vehicles, small campers for mounting on pick-up trucks and entrance doors used by the military in erecting mobile buildings. Early responses from customers were very positive."

Mr. Leganza concluded, "We continue to be optimistic about our current and future opportunities and results despite the escalating costs of raw materials, utilities and health care presently being experienced."

The Eastern Company is a 148-year-old manufacturer of industrial hardware, security products and metal castings. It operates from nine locations in the U.S., Canada, Mexico, Taiwan and China. The diversity of the Company's products helps it to respond to the changing requirements of a broad array of markets.

Forward-Looking Statements: Information in this news release contains statements which reflect the Company's current expectations regarding its future operating performance and achievements. Actual results may differ due to the many economic uncertainties that affect the Company's business environment. Further information about the potential factors which could affect the Company's financial results are included in the Company's reports and filings with the Securities and Exchange Commission. The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:          Leonard F. Leganza or John L. Sullivan III
                  (203) 729-2255


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Statement of Consolidated Income (unaudited)

THE EASTERN COMPANY (AMEX - EML)



                                                   THREE Months Ended                             SIX Months Ended

                                                13 wks               13 wks                    26 wks              26 wks
                                             July 1, 2006         July 2, 2005              July 1, 2006        July 2, 2005
                                             ------------         ------------              ------------        ------------
Net Sales                                    $ 29,669,159         $ 27,421,294              $ 57,529,342         $ 53,688,878


Net Income                                   $  1,212,557         $  1,083,389              $  2,356,322         $  1,813,971


Net Income Per Share:

               Basic                         $       0.33         $      0.30               $       0.65         $       0.50
               Diluted                       $       0.31         $      0.28               $       0.61         $       0.47

Weighted average shares outstandings:
               Basic                            3,650,703           3,636,100                  3,646,915            3,635,546
               Diluted                          3,881,628           3,885,059                  3,870,502            3,876,236

